Exhibit 99.1
Farmers National Banc Corp. Announces Completion of Rights Offering and Public Offering
     CANFIELD, Ohio (January 31, 2011) Farmers National Banc Corp. (“Farmers”) (OTCBB: FMNB), the holding company for The Farmers National Bank of Canfield, Ohio, announced that it had completed the sale of 4,111,451 common shares in its rights offering and sale to standby investors, and also had completed the sale of 888,549 common shares in a “best efforts” public offering through Sandler O’Neill + Partners, L.P., for a total of 5,000,000 common shares. The common shares in the offerings were all sold at a price of $3.00 per share, representing gross proceeds to Farmers of $15.0 million.
     John S. Gulas, President and Chief Executive Officer of Farmers, commented “We are extremely pleased to complete these equity offerings. The proceeds of these offerings will enable the company to continue pursuing its program of controlled growth. We would like to thank our shareholders for their vote of confidence and continued support of the company and welcome our new shareholders.”
About Farmers National Banc Corp.
     Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield, Farmers National Insurance, LLC and Farmers Trust Company. Farmers’ operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. Farmers National Bank of Canfield offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.farmersbankgroup.com.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Farmers believes that the expectations represented by its forward looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward looking statements contained in this press release are made as of the date of the press release, and Farmers does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable laws or regulations. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in Farmers’ filings with the Securities and Exchange Commission; such as the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the Quarterly Reports on Form 10-Q filed during the fiscal year ending December 31, 2010 and the prospectus for the Public Offering.
Source: Farmers National Banc Corp.

Contact:
Farmers National Banc Corp.
Media Contact:
Amber Wallace
Senior Vice President, Marketing
Tel: 330-702-8427
Mobile: 330-720-6441
or
Investor Contact:
John S. Gulas
President and Chief Executive Officer
Tel: 330-702-8432